EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated April 13, 2007, is between CREDENCE SYSTEMS CORPORATION (the “Company”) and JOY E. LEO (“Executive”).

I.	POSITION AND RESPONSIBILITIES

A. Position. Effective as of April 16, 2007, Executive is employed by the Company to render services to the Company. Effective with the filing with the Securities and Exchange Commission of the Company’s quarterly report on form 10-Q for the second fiscal quarter FY 2007, contemplated to be filed on or about June 8, 2007, Executive is appointed to the position of Senior Vice President, Chief Financial Officer and Secretary, reporting to the Company’s Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. The following shall be understood not to interfere with Executive’s duties and responsibilities hereunder: (i) Executive’s management of her personal finances, (ii) Executive’s participation in charitable organizations; and (iii) Executive’s participation on the Advisory Board or similar body of the companies listed on Schedule I to this Agreement (as amended by mutual agreement of the parties from time to time) and their respective affiliates, provided that Executive shall not serve as an operating officer of any such company.

C. No Conflict. Executive represents and warrants that her execution of this Agreement, her employment with the Company, and the performance of her proposed duties under this Agreement shall not violate any obligations she may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an annual base salary of Three Hundred and Twenty-five Thousand Dollars ($325,000) (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed on an annual basis in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

B. Bonuses. Executive shall be eligible to receive the following bonuses:

1. A “sign-on bonus” of One Hundred Twenty Thousand Dollars ($120,000), payable with Executive’s first paycheck paid in accordance with the Company’s regularly established payroll practice after the date Executive commences employment with the Company, which bonus shall be subject to repayment to the Company by Executive in the event Executive, prior to that date two years after the date of this Agreement, terminates her employment with the Company (other than for “Good Reason” or “Good Reason” after a “Change in Control”) or Executive is terminated by the Company “For Cause.” In the event of a termination giving rise to an obligation by Executive to repay the “sign-on bonus,” the amount of the “sign-on bonus” subject to repayment shall be the pro rata portion of the “sign-on bonus” determined multiplying the original bonus amount by a fraction, the numerator of which shall be the number of complete months of service by Executive under this Agreement and the denominator of which shall be twenty-four (24);

2. An annual target incentive bonus equal to sixty percent (60%) of her then-current annual salary compensation (“Target Bonus”), based on Executive’s achievement of performance objectives determined by the Company; and

3. A “special bonus” either with a target equal to twenty-five percent (25%) of the Chief Executive Officer’s target “special bonus” or providing such other remuneration as the parties shall mutually agree, which bonus shall be based on the Company’s achievement of performance objectives determined by the Company’s Board of Directors not later than two months after the date hereof.

C. Initial Equity Grants. Contemporaneous with the commencement of Executive’s employment with the Company, the Company shall grant to Executive an option to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s Common Stock. The Option Shares shall vest according to the following schedule, subject to Executive’s continued service to the Company: (i) 12.5% of the Option Shares shall vest on the first six months of the date of grant, and (ii) the remaining 87.5% of the Option Shares shall vest in fourteen equal and successive quarterly installments upon the Executive’s completion of each additional three (3) month period of service thereafter. In addition, contemporaneous with the commencement of Executive’s employment, Executive will be granted Fifty Thousand (50,000) restricted shares of the Company’s Common Stock (the “Restricted Shares”), subject to the terms of the Company’s Restricted Stock Agreement (the “Restricted Stock Agreement”) and the Company’s Stock Incentive Plan. The Restricted Shares shall vest according to the following schedule, subject to Executive’s continued service to the Company: 25% of the Restricted Shares shall vest on the first anniversary of the date of grant, and an additional 25% of the Restricted Shares shall vest on each anniversary thereafter for the next three years. The date of grant and the exercise or purchase price per share of the Restricted Shares shall be determined by the Board.

D. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

E. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Separation Benefits. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive’s employment at any time, Executive will be eligible to receive the following benefits (collectively, “Separation Benefits”):

1. An amount equal to: (a) one hundred percent (100%) of Executive’s then-current Base Salary; plus (b) one hundred percent (100%) of Executive’s annual Target Bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination (“Salary Continuation Period”);

2. Accelerated vesting of Executive’s outstanding and unvested stock options and/or restricted stock grants such that said stock options and/or restricted stock shall be vested as of the date Executive’s employment terminates to the same extent as if she were continuously employed through the end of the Salary Continuation Period; provided that notwithstanding the terms of the relevant notice of stock option award or notice of restricted stock award (each an “Award”), such vesting shall be calculated as if such stock options and restricted stock vested in equal amounts on a monthly basis commencing on the initial grant date and ending on the final vesting date under the relevant Award;

3. If Executive elects to continue her medical, dental and vision coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall pay the premiums for Executive’s COBRA coverage until the earlier of: (a) the end of the Salary Continuation Period; or (b) the date Executive becomes covered under another employer’s health plan; and

4. Continued payment of the premiums required to maintain Executive’s coverage under her Company-provided life insurance policy during the Salary Continuation Period.

Notwithstanding the foregoing, if Executive begins other employment during the Salary Continuation Period, Executive shall receive an accelerated lump-sum payment of the remaining payments for the Salary Continuation Period, in lieu of salary continuation. Executive shall not be eligible to participate in the Company’s deferred compensation, 401K, or employee stock purchase plans during the Salary Continuation Period.

Executive’s eligibility for the foregoing Separation Benefits is conditioned on: (a) Executive remaining available during the Salary Continuation Period to consult with the Company regarding matters for which she previously had responsibility as a Company executive; (b) Executive having first signed a Mutual Release Agreement in the form attached as Exhibit A; and (c) Executive’s agreement not to compete with the Company, or its successors or assigns, during the Salary Continuation Period. If Executive engages in any business activity competitive with the Company or its successors or assigns during the Salary Continuation Period, all Separation Benefits immediately shall cease.

IV.	OTHER TERMINATIONS BY COMPANY

A. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive is convicted of or pleads no contest to a crime involving dishonesty, breach of trust, or intentional physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable lawful policy or directive of the Company, which refusal has a material adverse effect on the Company and which refusal is not cured within twenty (20) days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally and Executive has been notified of such pattern and has not remedied such failure within thirty (30) days after receipt of such notice. The Company may terminate Executive’s employment For Cause at any time, without any advance notice except as specified above. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing and the Separation Benefits described in Section III(B) above, subject to the terms and conditions set forth therein. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination and the Separation Benefits described in Section III(B) above, subject to the terms and conditions set forth therein. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V.	CHANGE OF CONTROL

A. “Change of Control.” For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

B. Termination Following a Change of Control. If the Executive is still employed at the time of a Change of Control and the Company terminates Executive’s employment in the absence of Cause and within twelve (12) months following a Change of Control, Executive will be eligible to receive the following Separation Benefits subject to the conditions set forth in Section III(B) above:

1. an amount equal to (a) twelve (12) months’ pay at Executive’s then-current Base Salary, plus (b) One Hundred Percent (100%) of Executive’s annual Target Bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination (“Salary Continuation Period”);

2. accelerated vesting as to 100% of Executive’s outstanding and unvested stock options and/or restricted stock such that all such stock options and/or restricted stock shall be fully vested as of the date Executive’s employment terminates;

3. if Executive elects to continue medical, dental and/or vision coverage then covered by the Company’s medical plans under the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall pay the premiums for Executive’s COBRA coverage until the earlier of (a) the end of the Salary Continuation Period or (b) the date Executive becomes covered under another employer’s health plan; and

4. continued payment of the premiums required to maintain Executive’s coverage under her Company-provided life insurance policy during the Salary Continuation Period.

C. Termination Without Cause Prior to a Change in Control. If Executive’s employment is terminated by the Company without Cause and a Change in Control occurs within six months following such termination, in addition to the benefits payable to Executive in accordance with Section III B, the Company shall pay to Executive (i) an amount equal to the difference between (x) the aggregate exercise price of all of Executive’s stock options that expired unexercised (whether vested or unvested) from and after the date of Executive’s termination and (y) the value (based upon the price of such securities in the Change of Control transaction or, if the Change of Control is implemented through a series of transactions, the highest price in such series of transactions) of (A) the securities for which such unexercised options could have been exercised and (B) any shares of restricted stock that were forfeited by Executive to the Company from and after the date of termination of Executive’s employment.

VI.	TERMINATION BY EXECUTIVE

A. At-Will Termination By Executive. Executive may terminate her employment with the Company at any time for any reason or no reason at all, upon four (4) weeks advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four (4) week notice period. Thereafter all obligations of the Company shall cease.

B. Termination by Executive for Good Reason. Notwithstanding anything else in this Agreement, if Executive terminates her employment with the Company for Good Reason (as defined below), the following shall apply:

1. Executive shall give two weeks’ advance written notice of such termination, which notice shall specify the reason for termination;

2. Company shall pay to Executive all compensation to which Executive is entitled through the date of termination, and the Separation Benefits described in items (1)-(4) of Section III(B) above, provided that (i) the amount payable under item (1) of such Section shall be paid in a single lump sum upon termination and (ii) Executive shall not be subject to the restrictions set forth in the last paragraph of such Section; provided, however, that if the Company engages in such conduct giving rise to a termination by Executive for Good Reason within twelve (12) months following a Change of Control, Executive shall be entitled to the Separation Benefits described in items (1)-(4) of Section V(B) above.

“Good Reason” shall mean any of the following: (1) a breach by Company of its obligations to Executive arising in connection with this Agreement, which breach is not cured within twenty days after written notice to the Company from Executive; or (2) if Company relocates, without Executive’s consent, the principal place of Executive’s duties to a place more than 40 miles from Monte Sereno, California; or (3) if Company materially, and without Executive’s consent reduces Executive’s title, authority, status or job responsibilities (at Credence compared to the surviving combined corporation(s) as a whole), reduces the benefits available to Executive or reduces Executive’s salary, except for general, across-the-board reductions in benefits by the Company affecting all employees equally and not disproportionately affecting Executive.

VII.	TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees; provided, however, Company shall reimburse Executive for reasonable expenses in accordance with its expense reimbursement policies.

VIII.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive acknowledges that she has signed and remains bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”), provided that in the event of any inconsistency between the terms of the Proprietary Information Agreement and this Agreement, the terms of this Agreement shall control.

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one (1) year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly: (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers; or (ii) solicit or otherwise induce any person employed by the Company to terminate her employment.

C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

IX.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is attached as Exhibit C, provided that in the event of any inconsistency between the terms of the Arbitration Agreement and this Agreement, the terms of this Agreement shall control.

X.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI.	ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company solely in connection with a consolidation, merger or sale of the Company or a sale of substantially all of the assets of the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (A) by hand; (B) by a nationally recognized overnight courier service; or (C) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of: (A) actual receipt of notice by any permitted means, or (B) five (5) business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section XII.

Company’s Notice Address:

Credence Systems Corporation
1421 California Circle
Milpitas, CA 95035

Executive’s Notice Address:

As such address appears in the Human Resources records of the Company

XIII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV.	TAXES

All amounts paid under this Agreement (including without limitation Base Salary, Bonus, or Separation Benefits) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

XV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVI.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVII.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party hereto agrees that any and all of its obligations under this agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement.

XVIII.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XIX.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XX.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Release Agreement attached as Exhibit A, the Executive Proprietary Information and Inventions Agreement attached as Exhibit B, the Arbitration Agreement attached as Exhibit C, and the Stock Plan, Stock Option Agreement and Restricted Stock Agreement of the Company and any Awards thereunder). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXI.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CREDENCE SYSTEMS CORPORATION	JOY E. LEO

/s/ Lavi A. Lev	/s/ Joy E. Leo
Signature	Signature
President and Chief Executive Officer